UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

WPT ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

2009 Proxy Statement

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of WPT Enterprises, Inc. will be held at the

Renaissance Hollywood Hotel

1755 North Highland Avenue

Hollywood, California 90028

May 20, 2009, at 10:00 a.m.

PROXY VOTING OPTIONS

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend in person, we urge you to vote your shares by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card at your earliest convenience. This will ensure the presence of a quorum at the meeting. Submitting your proxy now will not prevent you from voting your stock at the meeting if you desire to do so, as your vote by proxy is revocable at your option.

Voting by the Internet or telephone is fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help WPT Enterprises reduce postage and proxy tabulation costs. Or, if you prefer, you can vote by mail by returning the enclosed proxy card in the addressed, prepaid envelope provided.

PLEASE DO NOT RETURN THE ENCLOSED PAPER BALLOT IF YOU ARE VOTING OVER THE INTERNET
OR BY TELEPHONE.

VOTE BY INTERNET

http://www.proxyvote.com

24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Go to the following website:

http://www.proxyvote.com

Have your proxy card in hand and follow the instructions. You can also register to receive all future stockholder communications electronically, instead of in print. This means that the annual report, Proxy Statement, and other correspondence will be delivered to you electronically via e-mail.

VOTE BY TELEPHONE

1-800-690-6903 via touch tone phone

toll-free 24 hours a day / 7 days a week

INSTRUCTIONS:

Read the accompanying Proxy Statement.

Call toll-free 1-800-690-6903.

Have your proxy card in hand and follow the instructions.

2009 PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of WPT Enterprises, Inc. will be held at the

Renaissance Hollywood Hotel

1755 North Highland Avenue

Hollywood, California 90028

May 20, 2009, at 10:00 a.m.

WPT Enterprises, Inc.

5700 Wilshire Boulevard, Suite 350

Los Angeles, California 90036

March 31, 2009

Dear Fellow Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of WPT Enterprises, Inc. which will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. on Wednesday, May 20, 2009.

The attached Notice of Annual Meeting and Proxy Statement contain details of the business to be conducted at the Annual Meeting.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by signing, dating and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

We also are pleased to be using the new Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders primarily over the Internet. We believe that this new process should expedite stockholders’ receipt of proxy materials, lower the costs of our annual meeting and help to conserve natural resources.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of WPT Enterprises.

Sincerely,

Steven Lipscomb

Founder, Chief Executive Officer and President

WPT ENTERPRISES, INC.

5700 Wilshire Boulevard, Suite 350

Los Angeles, California 90036

Notice of Annual Meeting of Stockholders

to be Held May 20, 2009

To the Stockholders:

The Annual Meeting of Stockholders of WPT Enterprises, Inc. will be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 at 10:00 a.m. on Wednesday, May 20, 2009. This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of WPT Enterprises, Inc. for the following purposes:

1.                    The election of seven directors to our Board of Directors.

2.                    The amendment of our certificate of incorporation to effect a reverse stock split.

3.                    Ratify the appointment of Piercy, Bowler, Taylor & Kern as our independent registered public accounting firm for 2009.

4.                    The transaction of any other business as may properly come before the meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 20, 2009 are entitled to notice of, and to vote at, this meeting.

By order of the Board of Directors

Adam Pliska

General Counsel and Secretary

IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card will save us the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 20, 2009. Our Annual Report on Form 10-K and Proxy Statement are available at www.WorldPokerTour.com under “About Us—Investor Relations—Annual Report and Proxy”.

WPT ENTERPRISES, INC.

5700 Wilshire Boulevard, Suite 350

Los Angeles, California 90036

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 2009

This Proxy Statement was first made available to Stockholders on or about April 3, 2009. It is furnished in connection with the solicitation of proxies by the Board of Directors of WPT Enterprises, Inc. (the “Company”), to be voted at the Annual Meeting of Stockholders for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at 10:00 a.m. on May 20, 2009 at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028. Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Secretary at or prior to the Annual Meeting or by timely executing and delivering, by mail, Internet, telephone, or in person at the Annual Meeting, another proxy dated as of a later date. WPT Enterprises will pay the cost of solicitation of proxies.

Stockholders of record at the close of business on March 20, 2009 will be entitled to vote at the meeting on the basis of one vote for each share held. On March 20, 2009, there were 20,603,333 shares of common stock outstanding, held of record by approximately 1,800 stockholders. A quorum, consisting of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting, must be present in person or represented by proxy before any action can be taken at the Annual Meeting.

PROPOSAL 1

ELECTION OF SEVEN DIRECTORS

The Board currently consists of nine directors. Timothy Cope and Glenn Padnick have agreed to step down from the Board effective as of the date of the Annual Meeting of Stockholders in order to facilitate a reduction in the size of the Board. The Board has authorized a reduction in the size of the Board to seven members effective May 20, 2009, as permitted by our Bylaws. The other seven existing directors have been nominated by the Board for re-election by the stockholders. If re-elected, each nominee has consented to serve as a member of the Board, to hold office until the next Annual Meeting of Stockholders or until his or her successor is elected and shall have qualified.

Each nominee to be elected as a director must receive the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. If any director nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies which would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

Each stockholder who signs and returns a proxy in the form enclosed with this Proxy Statement may revoke the proxy at any time prior to its use by giving notice of such revocation to our Secretary in writing, in open meeting or by executing and delivering a new proxy to our Secretary. Unless so revoked, the shares represented by each proxy will be voted at the Annual Meeting. Presence at the Annual Meeting of a stockholder who has signed a proxy does not alone revoke that proxy. All shares represented by proxies will be voted for the election of the nominees for the Board named in this Proxy Statement.

The Board unanimously recommends that you vote “FOR” the election of all nominees for the Board named in this Proxy Statement.

The names and ages of the nominees, their positions with us, and their principal occupations and tenure as directors, which are set forth below, are based upon information furnished to us by each nominee.

Name and Age of Director	Principal Occupation, Business Experience For Past Five Years and Directorships of Public Companies	Director Since
Lyle Berman Age 67

Chairman of the Board since our inception in March 2002 and Executive Chairman since April 1, 2005. Mr. Berman served as our Chief Executive Officer from February 25, 2004 until April 1, 2005. Since January 1999, Mr. Berman has served as the Chairman of the Board and Chief Executive Officer of Lakes Entertainment, Inc. (“Lakes”), a publicly-held company that develops and manages Indian-owned casinos. From November 1999 until May 2000, Mr. Berman served as President of Lakes. Mr. Berman served as the Chairman of the Board of Directors of Grand Casinos, Inc. from October 1991 through December 1998. Mr. Berman served as Chief Executive Officer of Rainforest Cafe, Inc. from February 1993 until December 2000. Lyle Berman is the father of Bradley Berman, who serves as a member of the Board.

		2002
Steven Lipscomb Age 47	Chief Executive Officer since April 1, 2005 and our President and Founder since our inception in March 2002. Mr. Lipscomb previously served as Chief Executive Officer of our predecessor company, World Poker Tour, LLC, from March 2002 until February 24, 2004. Mr. Lipscomb is the creator and Executive Producer of the World Poker Tour television series. Prior to forming World Poker Tour, LLC, Mr. Lipscomb was an independent producer through his company, Lipscomb Entertainment, producing and directing award-winning television shows and films.	2002
Michael Beindorff Age 57	Mr. Beindorff serves as the President of Castle Pines Partners, a private investor organization. He previously spent four years as the Chief Operating Officer of Exclusive Resorts, a luxury residence club. Prior to joining Exclusive Resorts, he served as President of GreenTree Group, a marketing, branding and management consulting firm based in Denver, Colorado from 2002 to 2004.	2004
Bradley Berman Age 38	Mr. Berman is President of King Show Games, Inc., a company he founded in 1998. King Show Games leverages the trends in the video slot machine arena. He served as Vice President of Gaming with Lakes from 1998 until 2004 when he reduced his role to Gaming Product Specialist in order to devote more time to King Show Games, Inc. Bradley Berman is the son of Lyle Berman, our Executive Chairman.	2004
Joseph Carson, Jr. Age 46	Mr. Carson has served as the Co-founder, President and Chief Executive Officer of Hollywood Interactive Group, Inc., a digital web game development company, since October 2007. Mr. Carson previously served as Chief Executive Officer of Bunim-Murray Productions, a television production company, from November 2004 until March 2007. From 1995 until he joined Bunim-Murray in November 2001, Mr. Carson oversaw the production and finance functions at Twentieth Television, a division of Fox Studios. Mr. Carson also held a number of financial positions with Sony Pictures Entertainment.	2004
Ray Moberg Age 60	After 33 years, Mr. Moberg retired from Ernst & Young in 2003, where he served as the managing partner of Ernst & Young’s Reno, Nevada office from 1987 until his retirement. Mr. Moberg also serves as a director of Lakes.	2004
Mimi Rogers Age 54	For the past 25 years, Ms. Rogers has worked professionally as an actor in numerous feature films and television shows. In addition, Ms. Rogers co-owns and manages Millbrook Farm Productions, a film and television production company that she co-founded in 1998. Ms. Rogers has been the co-owner of Clear Messaging, LLC, an answering service based in Newton, New Jersey, since 2003.	2004

MATTERS REGARDING THE BOARD AND COMMITTEES

Code of Ethics

Our Code of Business Conduct and Ethics is available on our website at www.WorldPokerTour.com under “About Us—Investor Relations—Corporate Governance.” Our Code of Business Conduct and Ethics applies to all of our employees, including our CEO, Chief Financial Officer and Principal Accounting Officer, and to our directors. If our Board grants any waivers of, or amendments to, the Code of Business Conduct and Ethics to any of our directors or executive officers, we will disclose these matters through our website.

Board of Directors and Committees

Board of Directors and Director Independence

Our Board is currently comprised of nine members. Timothy Cope and Glenn Padnick have agreed to step down from the Board to facilitate a reduction in the size of the Board to seven members. The seven continuing directors are identified above. The following directors, who constitute a majority of the current Board, are “independent directors” as such term is defined by Nasdaq Marketplace Rules: Michael Beindorff, Joseph Carson, Jr., Ray Moberg, Glenn Padnick and Mimi Rogers. There will be four independent directors when the size of the Board is reduced to seven members consisting of Michael Beindorff, Joseph Carson, Jr., Ray Moberg and Mimi Rogers. The Board held ten meetings during 2008.

The Board has a Corporate Governance Committee, a Compensation Committee and an Audit Committee and has adopted charters for each committee. Each of these charters can be accessed from our website, in the Investor Relations section, at www.WorldPokerTour.com under “About Us—Investor Relations—Corporate Governance.” All of these charters are consistent with the applicable requirements of the Sarbanes-Oxley Act of 2002 and Nasdaq Stock Market rules.

All of our directors attended at least 75 percent of the sum of the total number of meetings of the Board of Directors held during 2008 and the total number of meetings held by all committees of the Board on which he or she served.

Ability of Stockholders to Communicate with the Company’s Board of Directors

We have established several means for stockholders and others to communicate with our Board. If a stockholder has a concern regarding our financial statements, accounting practices or internal controls, the concern should be submitted in writing to the Chairperson of the Audit Committee in care of our Secretary at our headquarters’ address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairman of the Board in care of our Secretary at our headquarters’ address. If a stockholder is unsure as to which category the concern relates, the stockholder may communicate it to any one of the independent directors in care of our Secretary at our headquarters’ address. All stockholder communications will be forwarded to the applicable director(s).

Our headquarters’ address is:	5700 Wilshire Blvd., Suite 350
Los Angeles, CA 90036

We schedule our Annual Meeting of Stockholders concurrent with a regularly scheduled Board meeting and expect our directors to attend our Annual Meeting of Stockholders. All of the nine directors attended last year’s Annual Meeting of Stockholders.

Corporate Governance Committee

The Board has established a Corporate Governance Committee, which also serves as a nominating committee that consists of Messrs. Moberg, Carson and Padnick, each of whom satisfies the independence requirements of the Nasdaq Marketplace Rules. Mr. Moberg is the chairman of the Corporate Governance Committee. Mr. Beindorff will replace Mr. Padnick on the Corporate Governance Committee on May 20, 2009. Mr. Beindorff also satisfies the independence requirements of the Nasdaq Marketplace Rules.

The primary focus of the Corporate Governance Committee is on the broad range of issues surrounding the composition and operation of the Board and committees thereof. The Corporate Governance Committee provides assistance to the Board in the areas of membership selection, the evaluation of the skills and characteristics of the Board members, and review and consideration of developments in corporate governance practices. The committee’s goal is to assure that the composition, practices and operation of the Board contributes to value creation and effective representation of our stockholders. The Corporate Governance Committee recruits and considers director candidates and presents qualified candidates to the full Board for consideration. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability.

The Corporate Governance Committee will consider each candidate’s general business and industry experience, his or her ability to act on behalf of stockholders, overall Board diversity, potential concerns regarding independence or conflicts of interest and other factors relevant in evaluating Board nominees. If the Corporate Governance Committee approves a candidate for further review following an initial screening, the Corporate Governance Committee will establish an interview process for the candidate. Generally, the candidate will meet with the members of the Corporate Governance Committee, along with our CEO. Contemporaneously with the interview process, the Corporate Governance Committee will conduct a comprehensive conflicts-of-interest assessment of the candidate. The Corporate Governance Committee will consider reports of the interviews and the conflicts-of-interest assessment to determine whether to recommend the candidate to the full Board. The Corporate Governance Committee will also take into consideration the candidate’s personal attributes, including personal integrity, loyalty to us and concern for our success and welfare, willingness to apply sound and independent business judgment, awareness of a director’s vital part in good corporate citizenship and image, time available for meetings and consultation on Company matters and willingness to assume broad, fiduciary responsibility. Other than as set forth above, the Corporate Governance Committee has not established any minimum requirements for potential directors.

Recommendations for candidates to be considered for election to the Board at our annual stockholder meetings may be submitted to the Corporate Governance Committee by our stockholders. Candidates recommended by our stockholders will be considered under the same standards as candidates that are identified by the Corporate Governance Committee. In order to make such a recommendation, a stockholder must submit the recommendation in writing to the Corporate Governance Committee, in care of our Secretary at our headquarters’ address, at least 120 days prior to the anniversary of the mailing date of the previous year’s annual meeting proxy statement. To enable the committee to evaluate the candidate’s qualifications, stockholder recommendations must include the following information:

•                  The name and address of the nominating stockholder and of the director candidate;

•                  A representation that the nominating stockholder is a holder of record of our common stock and entitled to vote at the current year’s annual meeting;

•                  A description of any arrangements or understandings between the nominating stockholder and the director candidate or candidates being recommended pursuant to which the nomination or nominations are to be made by the stockholder;

•                  A resume detailing the educational, professional and other information necessary to determine if the nominee is qualified to hold a Board position;

•                  Such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”) had each nominee been nominated by the Board; and

•                  The consent of each nominee to serve as a director if so elected.

The Corporate Governance Committee held one meeting during 2008.

Compensation Committee

The Board has established a Compensation Committee that consists of Messrs. Moberg and Carson, and Ms. Rogers. Mr. Moberg is the chairman of the Compensation Committee. The Compensation Committee reviews our remuneration policies and practices, makes recommendations to the full Board in connection with all compensation matters affecting us and administers our incentive compensation plans. The Compensation Committee held nine meetings during 2008.

Audit Committee

The Board has established a three member Audit Committee that consists of Messrs. Moberg, Carson and Padnick. Mr. Moberg is the chairman of the Audit Committee. Mr. Beindorff will replace Mr. Padnick on the Audit Committee on May 20, 2009. The primary duties and responsibilities of the Audit Committee are to serve as an independent and objective party to monitor our financial reporting process and internal control system, to review and appraise the audit efforts of our independent auditors, and to provide an open avenue of communication among the independent auditors, financial and senior management and the Board. The charter also requires that the Audit Committee (or designated members of the Audit Committee) review and pre-approve the performance of all audit and non-audit accounting services to be performed by our independent auditors, other than certain de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002. The Audit Committee held eight meetings during 2008.

The Board has determined that at least one member of the Audit Committee, Mr. Moberg, is an “Audit Committee financial expert” as that term is defined under SEC rules. In addition, each member of the Audit Committee is an “independent director,” as defined under Nasdaq Marketplace Rules, and meets the criteria for independence under SEC rules. The Board has also determined that each of the Audit Committee members is able to read and understand fundamental financial statements and that at least one member of the Audit Committee has past employment experience in finance or accounting.

Director Compensation

For 2008, we paid a fee of $42,500 to our non-employee directors and each was reimbursed for travel and incidental expenses incurred in connection with attending Board meetings. The Board reduced the fee for 2009 service to $20,000. Certain members of the Board are entitled to additional compensation as noted below:

•                  the Chairman of the Audit Committee was paid an additional annual payment of $16,250 (increased to $35,000 for 2009);

•                  the Chairman of the Compensation Committee was paid an additional annual payment of $5,000;

•                  on the date each non-employee Director is re-elected to the Board, the Director receives a non-qualified stock option to purchase 4,000 shares of our common stock at an exercise price per share equal to the fair market value of our common stock on the date of grant; and

•                  upon initial election to the Board, each non-employee Director receives a non-qualified stock option to purchase 12,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant.

During 2008, each non-employee Director received 4,000 non-qualified stock options, at a $1.26 exercise price, as part of their re-election. Each stock option has a ten-year term and vests in equal annual installments over three years. There were no new Board members elected during 2008.

In 2008, our non-employee Directors were paid the following:

Name(a)	Fees Earned or Paid in Cash	Option Awards (1)	Total
Lyle Berman	$42,500	$13,865	$56,365
Michael Beindorff	$42,500	$4,745	$47,245
Bradley Berman	$42,500	$4,745	$47,245
Joseph Carson, Jr.	$42,500	$4,745	$47,245
Timothy Cope	$42,500	$4,745	$47,245
Ray Moberg	$63,750	$4,745	$68,495
Glenn Padnick	$42,500	$4,745	$47,245
Mimi Rogers	$42,500	$4,745	$47,245

(1)          Amounts calculated utilizing the provisions of SFAS No. 123R, Share-Based Payments. See Note 9 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 28, 2008 regarding assumptions underlying the valuation of equity awards.

As of December 28, 2008, each non-employee director, other than Mr. Lyle Berman held 13,333 vested stock options.  Mr. Lyle Berman held 6,134 vested stock options at December 28, 2008.

Mr. Lipscomb is the only Board member that is also an employee. Mr. Lipscomb did not receive any additional compensation for being a Board member other than the reimbursement of expenses to attend Board of Director meetings.

INFORMATION ABOUT BENEFICIAL OWNERSHIP OF

PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

We have one class of voting securities outstanding: common stock, $0.001 par value. The following table sets forth, as of March 31, 2009, information about the beneficial ownership of our common stock by all directors, our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers in 2008 (collectively, the “named executive officers”), all persons known by us to be the owner of record or beneficially, of more than 5% of our outstanding common stock and all directors and named executive officers as a group. Except as otherwise indicated, the address of each stockholder is 5700 Wilshire Boulevard, Suite 350, Los Angeles, California 90036, and each stockholder has sole voting and investment power with respect to the shares beneficially owned.

Name	Shares Beneficially Owned	Percent of Class
Lyle Berman (1),(2)	2,354,601	11.4%
Steven Lipscomb	1,967,385	9.5%
Thomas Flahie	—	*
Scott Friedman	—	*
Rohin Malhotra	—	*
Robyn Moder	—	*
Adam Pliska (3)	304,415	1.5%
Michael Beindorff (4)	16,000	*
Bradley Berman (1),(5)	2,112,891	10.2%
Joseph Carson, Jr. (4)	16,000	*
Timothy Cope (1),(5)	50,794	*
Ray Moberg (4)	16,000	*
Glenn Padnick (4)	16,000	*
Mimi Rogers (4)	16,000	*
All Directors and Officers as a group (12 people) (6)	6,870,086	33.2%

*                                     Less than 1%

(1)                Address is 130 Cheshire Lane, Minnetonka, MN 55305.

(2)                Includes 8,800 options to purchase common shares which are exercisable within 60 days of March 31, 2009.

(3)                Consists of 304,415 shares owned by an irrevocable trust for the benefit of Mr. Lipscomb’s children that Mr. Pliska has sole voting and dispositive powers as trustee. Mr. Pliska disclaims beneficial ownership of such shares.

(4)               Consists of options to purchase common shares which are exercisable within 60 days of March 31, 2009.

(5)               Includes 16,000 options to purchase common shares which are exercisable within 60 days of March 31, 2009.

(6)               Includes 120,800 options to purchase common shares which are exercisable within 60 days of March 31, 2009.

NAMED EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

General Compensation Philosophy; Components of Executive Compensation

Even though the discussion below focuses on executive compensation, in general, our compensation plans apply to all of our employees, whether executive or not. As of December 28, 2008, we had 61 full-time employees. Our named executive officers in 2008 are:

•                Steven Lipscomb, Founder, Chief Executive Officer and President

•                Thomas Flahie, Interim Chief Financial Officer

•                Scott Friedman, Prior Chief Financial Officer

•                Rohin Malhotra, Managing Director

•                Robyn Moder, Prior Executive Vice President

•                Adam Pliska, General Counsel and Secretary

The Compensation Committee has direct oversight and responsibility for our executive compensation policies and programs. Our executive compensation policies and programs are designed to provide:

•                  competitive levels of compensation that integrate with our annual objectives and long-term goals;

•                  long-term incentives that are aligned with stockholder interests;

•                  a reward system for above-average performance;

•                  recognition for individual initiative and achievements; and

•                  a means for us to attract and retain qualified executives.

To meet the above goals, the Compensation Committee has determined that the total compensation program for executive officers should consist of the following three components, the amount of each component to be based upon a combination of individual and corporate performance:

•                Base salary;

•                Annual cash incentive compensation (bonus); and

•                Stock options.

Each individual component of compensation meets some or all of our compensation goals. Bonus and stock options are performance-based to varying degrees. The annual bonus is designed to reward employees for achieving annual objectives on both an individual basis, and for departmental and Company-wide objectives. Stock options, on the other hand, are intended to reward employees for long-term Company performance and to align employees’ interests with stockholder interests.

Background of Compensation Programs

We were organized in 2002 as a subsidiary of Lakes. Three individual founders, two of whom were named executive officers in 2008, received equity compensation that vested over varying time periods. In 2004, we completed an initial public offering and the founders’ equity was converted into shares of restricted stock or stock options at nominal exercise prices. Mr. Lipscomb received restricted interests and these interests were converted into 2,400,000 restricted shares of common stock. Ms. Moder received 400,000 stock options exercisable at $0.0049.  These shares and options are fully vested.

We also carried forward a bonus plan that was in place prior to the initial public offering that paid annual bonuses to our employees, including executives, equal to a percentage of our net profits for each year. The plan was replaced in 2006 by a bonus structure that was based on individual, department and Company-wide performance. Mr. Lipscomb’s employment contract required the payment of a bonus for 2006 that was based on a percentage of the Company’s profits for the year in addition to any bonus paid pursuant to a plan made available to other executives generally.

Competitive Evaluation of Compensation Programs

In order to meet the goal of attracting and retaining talent, the Compensation Committee analyzes a broad range of factors in determining a new executive’s compensation, including the potential employee’s previous salaries, prior work experience (particularly in our areas of need at the time), and management’s evaluations of the candidate after a series of interviews. In determining salaries and equity incentive compensation of new and existing executives, management and the Compensation Committee also use information derived from recruiting companies and executive search firms, as well as the experience of certain Compensation Committee members in the entertainment industry in recruiting talent for their own employers. The Compensation Committee believes it is difficult to define a peer group, in large part because of the lack of publicly-held entertainment and gaming companies in the size range of our Company.

To date, the Compensation Committee has not consulted with a compensation consultant about executive compensation.

Components of Compensation We Use to Achieve our Compensation Goals

The Compensation Committee approves compensation for our executives on an annual basis and annually performs an assessment of the effectiveness of each component of our executive compensation programs. The committee analyzes whether each component provides a compensation structure for our executives that is competitive and is in accordance with the Compensation Committee’s philosophies. In assessing our annual executive compensation plans, the Compensation Committee weighs the appropriate mix between cash and non-cash compensation as well as annual and long-term incentives.

The Compensation Committee makes all determinations with respect to amount and structure of compensation for our executive officers. The officers provide the Compensation Committee with input and make recommendations to the Compensation Committee about the amounts of the various components of compensation for each officer. The officers do not participate in the Compensation Committee’s meetings regarding executive compensation.

The components of our compensation programs are discussed below:

                Base Salary

Base salary compensation for each position depends on the potential impact each position has on our business, the skills and experiences required by the position, the performance and potential of the incumbent in the position, and competitive market information. We may increase base salaries to reflect cost of living increases and market rate increases.

In 2008 and 2007 our CEO reviewed the results of this process and recommended changes in base salaries to our Compensation Committee. Our Compensation Committee approved the following changes in base salaries for our named executive officers:

•                  Mr. Lipscomb – No change in 2008 and 2007.

•                  Mr. Flahie – New Interim Chief Financial Officer in 2008.

•                  Mr. Friedman – $15,000 increase in 2008 and $51,250 increase in 2007 due to a promotion to Chief Financial Officer.

•                  Mr. Malhotra – No change in 2008 because his date of hire was October 1, 2007.

•                  Ms. Moder – $12,500 increase in 2008 and 2007.

•                  Mr. Pliska – $15,000 increase in 2008 and $35,000 increase in 2007.

Annual Cash Incentive Compensation (Bonus)

We pay bonuses to our executives to tie their compensation more closely to individual, departmental and Company-wide performance. We view this component of compensation as being tied to annual performance rather than long-term performance.

In 2008 and 2007, the Compensation Committee approved some general guidelines for the purpose of granting annual bonuses to all employees, including senior management. Annual incentive compensation for our executives is mostly based on the individual performance of each member of executive management, as well as the performance of each executive’s department and our overall financial performance.

Our CEO annually performs an assessment of our executives’ individual performance. He takes into account each executive’s overall performance and the impact that each executive had on the Company’s business, to arrive at a recommended bonus, if any. The CEO then presents these recommendations to the Compensation Committee for review and approval.

In late 2008, the CEO reviewed the individual and department contributions by each executive and the overall operating results for the Company. He concluded that, except for one executive, the Company’s operating results for 2008 did not justify the rewarding of incentive compensation for any named executive officer. For one executive, Mr. Malhotra, the CEO concluded that he was primarily responsible for expanding international sponsorship sales in 2008 and for signing the North American sponsor for Season Seven of the World Poker Tour. This individual and his department performance was so exceptional to justify the rewarding of a $300,000 bonus. The CEO presented his observations and conclusions to the Compensation Committee and the committee decided to award the $300,000 bonus in 2008. The Compensation Committee did not grant any other bonuses to named executive officers.

In early 2008, the CEO recommended that each executive be paid an incentive bonus of 20% of base salary for 2007 performance. This was based on the individual contributions by each executive to the progress shown by us on addressing numerous business challenges, including signing a Season Six domestic television distribution agreement for the World Poker Tour television series with the Game Show Network, re-launching our online gaming website on the CryptoLogic network, and building a national poker tour in the People’s Republic of China, as well as separate business challenges within each executive’s areas of responsibility. Establishing a uniform bonus percentage for the executives in 2007 also reflected the team effort of the group of executives in meeting our business challenges. The Compensation Committee accepted

Mr. Lipscomb’s recommendations and approved the 2007 annual executive bonuses at the 20% level for all executive officers.

Stock Options

The committee believes stock option awards are an important means of linking the interests of executive management and other employees with those of stockholders. We grant stock options under the 2004 Stock Incentive Plan. In 2008 and 2007, these options were incentive stock options with vesting periods ranging from three years to four years and a term of ten years.

During 2007 and prior, the Compensation Committee typically met immediately prior to or after our regular Board meetings, during which stock option grants were reviewed and approved by the Compensation Committee. At those meetings, management reported to the committee and recommended stock option grants to employees.

In order to standardize our procedures, in February 2007, the committee adopted a new stock option grant policy, which was applicable to all new option grants. Under the policy, Compensation Committee meetings will generally be held during the twenty-day period prior to the beginning of our “black-out” period under our policy on insider trading. Black-out periods begin on the 14th day prior to the end of each quarter and end two trading days after the quarterly or annual earnings release. If we hire an employee at a level of Vice President or higher, the committee may meet at any time for the purpose of approving the granting of stock options to the officer.

The exercise price of stock options is always equal to the closing sale price of our common stock on the grant date as reported on Nasdaq. The grant date, and the associated date for determining exercise price, is the date of the regular meeting of the committee where the grant is approved, unless the employee is a Vice President or higher, in which case the grant date and exercise price are on the later of the date the employee commences employment, or the date of the committee meeting approving the grant. However, if the approval date is during a black-out period, then the option is not granted until the day after the end of the black-out period.

In addition to the above policies, the Compensation Committee does not have any plan, program or practice to time or select grant dates of option grants in coordination with our release of material non-public information. Furthermore, we do not time the release of material non-public information in coordination with any grant date.

In 2008, we granted 20,000 and 30,000 stock options to Messrs. Malhotra and Pliska, respectively. These grants were issued as a result of exceptional performance by each executive in 2008. Both the grants had exercise prices equal to the closing price of our common stock on the date of grant. No other option grants were made to the named executive officers in 2008, expect for the limited stock option exchange described below.

In 2007, we granted 70,000 and 50,000 stock options to Messrs. Pliska and Friedman, respectively. These grants were issued as a result of exceptional performance by each executive and considered the relatively high exercise prices of their previous option grants. All of the grants had exercise prices equal to the closing price of our common stock on the date of grant. No other option grants were made to the named executive officers in 2007.

The options granted to employees in 2008 vest over four years and options granted in 2007 vest over three years.

For most periods since our initial public offering, the exercise price of stock options issued to employees has been greater than the current market value of our common stock. Therefore, nearly all of the outstanding stock options under the plan are significantly “underwater”. In 2008, the Compensation Committee determined that these stock options were not suiting the purpose of aligning the Company’s long term performance goals to stockholder interests and were not a valuable retention tool. The Compensation Committee recommended to the Board and the Board authorized a limited exchange of stock options held by certain employees for replacement stock options that were priced on the date of grant. The vesting of the replacement options was restarted and the vesting period was extended in many cases by a year to four years. Mr. Malhotra cancelled 180,000 stock options that were issued on November 8, 2007 at an exercise price of $2.27, and was issued 180,000 stock options at an exercise price of $0.55. Mr. Pliska cancelled 20,000 stock options that were issued on August 9, 2004 at an exercise price of $8.00, 80,000 stock options that were issued on September 6, 2005 at an exercise price of $11.95, 60,000 stock options that were issued on March 15, 2007 at an exercise price of $4.80 and 10,000 stock options that were issued on May 30, 2007 at an exercise price of $4.53, and was issued 170,000 stock options at an exercise price of $0.55.

Restricted Stock

The 2004 Stock Incentive Plan permits the granting of restricted stock in addition to stock options. No shares of restricted stock have been granted under the plan.

Severance Benefits

We had a compensation policy that provided that if any member of our executive management team as of September 2008 is terminated without cause, the terminated executive becomes entitled to receive a severance payment equal to six months of the executive’s base salary. “Termination without cause” is any termination other than termination for an executive’s willful and continued failure to substantially perform his or her duties as reasonably assigned, an executive’s indictment for a criminal offense related to theft or embezzlement from us, which charges are not dismissed, or of which executive is not acquitted within one year, or an executive’s indictment for any felony offense that is not the result of actions performed by the executive within the scope of activities approved by the Board, which charges are not dismissed, or of which the executive is not acquitted, within one year. This policy does not apply to any member of our executive management team hired after September 2008. See “Employment Agreements” below for a description of Mr. Lipscomb’s employment arrangements.

As of December 28, 2008, Messrs. Malhotra and Pliska were eligible for a severance payment pursuant to our severance policy in the event of termination without cause. Mr. Malhotra would be paid $137,500 and Mr. Pliska would be paid $115,000 under this severance plan.

Other Benefits

We provide additional benefit plans to employees, including the named executive officers, such as medical, dental, life insurance and disability coverage, flexible benefit accounts, 401(k) plan and a discretionary 401(k) matching program, and an employee assistance program. We also provide vacation and other paid holidays to employees, including the named executive officers. The Compensation Committee believes these programs are comparable to those provided at other companies of comparable size.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to each of our five most highly paid executive officers. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements. Stock option awards generally are performance-based compensation meeting those requirements and, as such, are fully deductible.

Employment Agreements

We entered into an employment agreement with Mr. Lipscomb in April 2005 to serve as our President and CEO until December 29, 2006. In November 2006, we entered into a new employment agreement with Mr. Lipscomb that modified and extended the term of our agreement with Mr. Lipscomb to December 31, 2008. The agreements required Mr. Lipscomb to serve as a member of the Board. Mr. Lipscomb was paid an annual salary of $500,000 and was eligible to receive annual bonuses pursuant to a bonus plan created by our Compensation Committee that was agreeable to us and Mr. Lipscomb.

The employment agreements also provided for certain confidentiality and non-solicitation obligations in the event Mr. Lipscomb was terminated for any reason. The parties also agreed that Mr. Lipscomb may not engage in any competitive business activity during the term of the agreements without Board consent. However, Mr. Lipscomb was permitted to pursue non-gaming related projects without prior Board approval so long as he notified the Chairman of the Board prior to entering into an agreement with a third party production entity regarding any outside projects or actively pitched outside projects to broadcast networks and his pursuit of outside projects did not interfere with his duties under the agreements.

The term of Mr. Lipscomb’s employment agreements expired on December 31, 2008. Effective January 1, 2009, in light of the current economic conditions, Mr. Lipscomb voluntarily agreed to waive $200,000 of his $500,000 salary and his salary for 2009 is $300,000. Mr. Lipscomb was added to the severance policy described above and he would be paid $250,000 under this severance plan.

Summary Compensation Table

The following table sets forth cash and non-cash compensation for 2008, 2007 and 2006 for our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation (2)	Total
Steven Lipscomb Founder, Chief Executive Officer and President	2008 2007 2006	$500,000 $500,000 $500,000	$— $100,000 $350,981(3)	$— $612,384 $1,016,000	$9,200 $9,000 $—	$509,200 $1,221,384 $1,866,981
Thomas Flahie (4) Interim Chief Financial Officer	2008	$54,167	$—	$—	$—	$54,167
Scott Friedman (5) Prior Chief Financial Officer	2008 2007 2006	$158,346 $215,000 $163,750	$— $46,000 $34,750	$119,132 $182,913 $135,939	$22,858(5) $9,000 $—	$300,336 $452,913 $334,439
Rohin Malhotra (6) Managing Director	2008 2007	$275,000 $68,750	$300,000 $—	$86,888(7) $12,651	$— $—	$661,888 $81,401
Robyn Moder (8) Prior Executive Vice President	2008 2007 2006	$275,000 $262,500 $250,000	$— $55,000 $50,000	$29,239 $233,528 $341,164	$174,729(8) $9,000 $—	$478,968 $560,028 $641,164
Adam Pliska General Counsel and Secretary	2008 2007 2006	$230,000 $215,000 $180,000	$— $46,000 $40,000	$216,792(7) $225,555 $181,067	$9,200 $9,000 $—	$455,992 $495,555 $401,067

(1)        Amounts calculated utilizing the provisions of SFAS No. 123R, Share-Based Payments. See Note 9 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 28, 2008 regarding assumptions underlying the valuation of equity awards. Amounts are derived from options granted from 2004 through 2008.

(2)        The amounts represent 401(k) matching contributions, unless otherwise noted.

(3)        Includes an additional formula-based bonus of approximately $250,000 pursuant to an employment agreement. Mr. Lipscomb was entitled to an annual bonus equal to 5% of the amount our net income exceeded $3 million during the year.

(4)        Mr. Flahie was hired in October 2008 and is paid at an annual rate of $240,000.

(5)        Mr. Friedman resigned in August 2008 and was paid $14,119 in accrued vacation benefits. Mr. Friedman was paid at an annual rate of $230,000 in 2008. Mr. Friedman also received $8,739 in 401(k) matching contributions.

(6)        Mr. Malhotra was hired in October 2007 and is paid at an annual rate of $275,000.

(7)        Mr. Malhotra cancelled 180,000 stock options that were issued on November 8, 2007 at an exercise price of $2.27, and was issued 180,000 stock options at an exercise price of $0.55. Mr. Pliska cancelled 20,000 stock options that were issued on August 9, 2004 at an exercise price of $8.00, 80,000 stock options that were issued on September 6, 2005 at an exercise price of $11.95, 60,000 stock options that were issued on March 15, 2007 at an exercise price of $4.80 and 10,000 stock options that were issued on May 30, 2007 at an exercise price of $4.53, and was issued 170,000 stock options at an exercise price of $0.55. In accordance with SFAS No. 123R, Share-Based Payments, the 2008 amount includes the incremental fair value of the repriced award.

(8)       Ms. Moder resigned on December 26, 2008 and was paid $137,500 in severance and $28,029 in accrued vacation benefits. Ms. Moder also received $9,200 in 401(k) matching contributions.

Grants of Plan-Based Awards

The following table sets forth grants of stock options made during 2008 to our named executive officers.

Name(a)	Grant Date (b)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Steven Lipscomb	—	—	—	—
Thomas Flahie	—	—	—	—
Scott Friedman	—	—	—	—
Rohin Malhotra	12/4/08 12/10/08	20,000 180,000(1)	$0.37 $0.55	$5,200 $23,889(1)
Robyn Moder	—	—	—	—
Adam Pliska	12/4/08 12/10/08	30,000 170,000(1)	$0.37 $0.55	$7,800 $41,596(1)

(1)        Mr. Malhotra cancelled 180,000 stock options that were issued on November 8, 2007 at an exercise price of $2.27, and was issued 180,000 stock options at an exercise price of $0.55. Mr. Pliska cancelled 20,000 stock options that were issued on August 9, 2004 at an exercise price of $8.00, 80,000 stock options that were issued on September 6, 2005 at an exercise price of $11.95, 60,000 stock options that were issued on March 15, 2007 at an exercise price of $4.80 and 10,000 stock options that were issued on May 30, 2007 at an exercise price of $4.53, and was issued 170,000 stock options at an exercise price of $0.55. In accordance with SFAS No. 123R, Share-Based Payments, the 2008 amount is the incremental fair value of the repriced award.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information about the value of all unexercised options previously awarded to named executive officers at December 28, 2008. The number of options held at December 28, 2008 consists of options granted under the 2004 Stock Incentive Plan.

Option Awards
Name(a)	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price	Option Expiration Date
Steven Lipscomb	600,000	—	$8.00	8/9/2014(1)
Thomas Flahie	None	None	None	None
Scott Friedman	None	None	None	None
Rohin Malhotra	— —	20,000 180,000	$0.37 $0.55	12/4/2018(2) 12/10/2018(3)
Robyn Moder	111,340 200,000 20,000	— — 30,000	$0.0049 $8.00 $4.14	8/9/2014(1) 8/9/2014(1) 11/30/2016(4)
Adam Pliska	— —	30,000 170,000	$0.37 $0.55	12/4/2018(2) 12/10/2018(3)

(1)        Granted August 9, 2004 and these options are fully vested.

(2)        Granted December 4, 2008 and vests in four one-year installments.

(3)        Granted December 10, 2008 and vests in four one-year installments.

(4)        Granted November 30, 2006 and vests in five one-year installments.

Option Exercises and Stock Vested

The following table provides information about stock options exercised by named executive officers during 2008.

Option Awards
Name(a)	Number of Shares Acquired on Exercise	Value Realized on Exercise
Steven Lipscomb	None	None
Thomas Flahie	None	None
Scott Friedman	None	None
Rohin Malhotra	None	None
Robyn Moder	None	None
Adam Pliska	None	None

Equity Compensation Plan Information

The following table sets forth information as of December 28, 2008 about the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	2,314,589	$3.83	873,418
Equity compensation plans not approved by security holders	None	None	None
Total	2,314,589	$3.83	873,418

Potential Payments upon Termination or Change in Control

Severance.  As described above, the named executive officers do not currently have employment agreements with us, but Messrs. Lipscomb, Malhotra and Pliska have the right under a Company policy to receive six months of severance payments upon a termination of their employment by us without cause.

Change in Control.  From May 31, 2006 to December 3, 2008, the Company issued stock options that had provisions that accelerated vesting upon a change in control. A change in control would occur if (i) a third party acquired over 33% of our outstanding equity entitled to vote; (ii) the members of the Board in place as of May 31, 2006 ceased to be a majority of the Board; (iii) a merger, reorganization or other transaction occurred resulting in our current stockholders owning less than 50% of the shares entitled to elect members of the Board; or (iv) substantially all of our assets were sold or there was a liquidation or dissolution. The Board approved these stock option provisions based on the recommendation of the Compensation Committee. The purpose of these provisions was to provide our employees with an incentive to remain employed with us through the effective date of a change in control. This would enhance our value in some cases by decreasing the likelihood that many employees would leave their employment upon learning of a proposed change in control.

On December 4, 2008, the Compensation Committee recommended to the Board and the Board adopted changes in the definition of a change in control. For options issued after December 3, 2008, a change in control would occur if (i) a third party acquires over 50% of our outstanding equity entitled to vote; (ii) the members of the Board in place as of December 4, 2008 cease to be a majority of the Board; (iii) a merger, reorganization or other transaction occurs resulting in our current stockholders owning less than 50% of the shares entitled to elect members of the Board; or (iv) substantially all of our assets are sold or there is a liquidation or dissolution. Accelerated option vesting does not occur for a change in control that is caused by Mr. Lyle Berman, Mr. Steven Lipscomb, Mr. Bradley Berman or certain trusts associated with them. The Compensation Committee recommended these changes due to the distribution by Lakes of Company shares to Lakes’ stockholders on November 21, 2008. Prior to the distribution, Lakes owned approximately 61% of our outstanding common stock.

The “in the money” value of options for which vesting would accelerate, regardless of whether their employment was terminated due to a change in control, was $53,557 as of December 28, 2008 for the named executive officers. Mr. Malhotra would be paid $1,600, Ms. Moder would be paid $49,557 and Mr. Pliska would be paid $2,400 in the event of a change in control based on the $0.45 closing price our common stock on December 28, 2008. In the event that a change in control of the Company had occurred on December 28, 2008, all unvested stock options, including those held by the named executive officers, would have vested.

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC rules with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ray Moberg (Chairman)

Joseph Carson, Jr.

Mimi Rogers

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee were independent directors, and no member was an employee or former employee. During 2008, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pre-Approval of the Acquisition of Over 15% of Our Outstanding Common Stock

Under Section 203 of the Delaware General Corporation Law, if the Board of Directors does not pre-approve the accumulation by any stockholder of at least 15% of the Company’s outstanding common stock, then certain subsequent transactions with the stockholder or any of his or her affiliates or associates may require a supermajority of votes to complete the subsequent transaction as described in Section 203 of the Delaware General Corporation Law. This law is intended to make coercive or inequitable takeovers more difficult to complete. Messrs. Lyle Berman, Steven Lipscomb and Bradley Berman notified the Board that they, trusts they control or other related entities, may acquire over 15% of the Company’s outstanding common stock. The independent members of the Board determined that such approval will increase the flexibility of the Company to engage in transactions that might be beneficial to the Company in the future and will present other advantages to the Company that are in the best interests of the Company and its stockholders. The independent members of the Board pre-approved the acquisition of over 15% of the Company’s outstanding common stock by Mr. Lyle Berman and the Bradley Berman Irrevocable Trust, Julie Berman Irrevocable Trust, Jessie Lynn Berman Irrevocable Trust and Amy Berman Irrevocable Trust, Mr. Steven Lipscomb and the Lipscomb Viscolli Children’s Trust and Mr. Bradley Berman.

Review and Approval of Transactions with Related Persons

The Audit Committee has adopted a related party transaction policy whereby any proposed transaction between us and any senior officer or director, any stockholder owning in excess of 5% of our (or our controlled affiliates’) stock, immediate family member of a senior officer or director, or an entity that is substantially owned or controlled by one of these individuals, must be approved by a majority of the disinterested members of the Audit Committee. The only exceptions to this policy are for transactions that are available to all our employees generally or involve less than $25,000. If the proposed transaction involves executive or director compensation, it must be approved by the Compensation Committee.

Similarly, if a significant opportunity is presented to any of our senior officers or directors, such officer or director must first present the opportunity to the Board of Directors for consideration.

At each meeting of the Audit Committee, the Audit Committee meets with our management to discuss any proposed related party transactions. A majority of disinterested members of the Audit Committee must approve a transaction for us to enter into it. If approved, management will update the Audit Committee with any material changes to the approved transaction at its regularly scheduled meetings.

Related Party Transaction

We licensed the World Poker Tour name and logo to Lakes in connection with a casino table game that Lakes has developed using certain intellectual property rights of Sklansky Games, LLC. The Company is entitled to receive minimum annual royalty payments or 10% of the gross revenue received by Lakes from its sale or lease of the game, whichever is greater. Lyle Berman, our Executive Chairman, and Bradley Berman, Mr. Berman’s son and a member of our Board, own 28% and 54%, respectively, of the outstanding equity interests in Sklansky Games. During 2008, we earned approximately $10,000 in royalties related to the game.

SECTION 16(a) BENEFICIAL REPORTING COMPLIANCE

Section 16(a) of the Securities Act of 1934, as amended (the “Exchange Act”) requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

During 2008, Mr. Lipscomb filed one Form 4 three days late and one Schedule 13D one day late. Other than those two late filings, and based solely upon a review of the copies of such forms furnished to us, or written representations that no Form 5(s) were required, all other Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were satisfied.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for providing independent, objective oversight of our accounting functions and internal controls. In connection with these responsibilities, the Audit Committee has reviewed our interim unaudited and annual audited financial statements for 2008 and discussed them with management. Specifically, the Committee, among other actions:

•                  reviewed and discussed our quarterly earnings press releases, consolidated financial statements and related periodic reports filed with the SEC, with management and the independent auditor;

•                  reviewed with management and the independent auditor, management’s assessment of the effectiveness of our internal control over financial reporting and the independent auditor’s opinion about the effectiveness of our internal control over financial reporting;

•                  reviewed with the independent auditor and management, the audit scopes and plans of both the independent auditor and management;

•                  inquired about significant risks, reviewed our policies for risk assessment and risk management, and assessed the steps management is taking to control these risks; and

•                  met in periodic executive session with the independent auditor.

The Audit Committee has received, reviewed and discussed the written disclosures from the independent auditor containing the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) PCAOB AU Section 380, Communication with Audit Committees.

The Audit Committee has received, reviewed and discussed the written disclosures from the independent auditor required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed independence with the auditors.

The Audit Committee, based on the review and discussions described above, recommended to the Board that the audited financial statements be included in the 2008 Annual Report on Form 10-K of WPT Enterprises, Inc. for filing with the SEC.

This Report of the Audit Committee does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference into such other filings.

Audit Committee

Ray Moberg (Chairman)

Joseph Carson, Jr.

Glenn Padnick

PROPOSAL 2

APPROVE THE AMENDMENT OF OUR CERTIFICATE OF INCORPORATION TO AFFECT A REVERSE STOCK SPLIT

The Company’s Board of Directors adopted a resolution approving and recommending to the Company’s stockholders for their approval, an amendment to the Company’s Certificate of Incorporation accomplishing a reverse stock split of our common stock at a ratio within a range of 1:5 to 1:10 and a reduction in the number of authorized shares of common stock at a corresponding ratio. If the Company’s stockholders approve this proposal, the Board of Directors will have the authority to decide, within twelve months from the Annual Meeting of Stockholders, whether to implement the reverse stock split and the precise ratio of the reverse stock split within a range of 1:5 to 1:10. If the Board of Directors decides to implement the reverse stock split, it will become effective upon the filing of the amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware. If the reverse stock split is implemented, the number of issued and outstanding shares of common stock and the total number of authorized shares of common stock will be reduced in accordance with the ratio designated by the Board.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as that stockholder held immediately before the reverse stock split.

The approval of this proposal will require the affirmative vote of the holders of a majority of the shares of common stock that are present and entitled to vote at the Annual Meeting. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote.

The form of the Certificate of Amendment to accomplish the reverse stock split is attached to this Proxy Statement as Appendix A. The following discussion is qualified in its entirety by the full text of the Certificate of Amendment, which is hereby incorporated by reference.

Purpose of the Reverse Stock Split

The Board of Directors’ primary objective in proposing the reverse stock split is to raise the per share trading price of the Company’s common stock. The Board believes that a higher price per share would better enable the Company to maintain the listing of its common stock on Nasdaq. In addition, the Board believes that the reverse stock split could better facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities.

The Company’s common stock is currently listed on The Nasdaq Global Market. On August 14, 2008, the Company received notice from the Nasdaq Stock Market stating that for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion on Nasdaq under Marketplace Rule 4450(a)(5). In accordance with Marketplace Rule 4450(e)(2), the Company had 180 calendar days from August 14, 2008 to regain compliance. On October 16, 2008, Nasdaq announced the suspension of the enforcement of rules requiring a minimum $1.00 closing bid price through January 19, 2009. On December 19, 2008, Nasdaq announced an extension of the suspension of the enforcement of rules requiring a minimum $1.00 closing bid price through April 20, 2009 and on March 23, 2009, Nasdaq further extended the suspension until July 19, 2009. Nasdaq has granted the Company an extension until November 16, 2009 to become in compliance with Nasdaq Market Place Rule 4550(a)(5) as a result of the October 16 and December 19, 2008, and March 23, 2009 enforcement suspensions. If at any time before November 16, 2009, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, Nasdaq will notify the Company that it has achieved compliance with the minimum bid price rule. If the Company does not regain compliance with the minimum bid price rule by November 16, 2009, Nasdaq will provide notice to the Company that the common stock will be delisted from Nasdaq. If the Company receives such a letter, the Company will have an opportunity to appeal the determination to a Nasdaq Listing Qualification Panel.

If a delisting from NASDAQ were to occur, our common stock would then trade on the OTC Bulletin Board or in the “pink sheets.” These alternative markets are generally considered to be less efficient than, and not as broad as, The Nasdaq Global Market or The Nasdaq Capital Market.

The closing sale price of the Company’s common stock on March 31, 2009 was $0.56 per share. The Board has considered the potential harm to the Company of a delisting from Nasdaq and believes that a reverse stock split would help the Company regain compliance with Nasdaq’s minimum bid price listing standard.

However, there can be no assurance that the reverse stock split, if implemented, will have the desired effect of proportionately raising our common stock price over the long term, or at all. The effect of a reverse stock split upon the market price of our common stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances is varied. Under applicable Nasdaq rules, in order to regain compliance with the $1.00 minimum bid price requirement and maintain our listing on Nasdaq, the $1.00 bid price must be maintained for a minimum of ten consecutive business days. However, under Nasdaq rules, Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance with the minimum bid price requirement. Accordingly, we cannot assure you that we will be able to maintain our Nasdaq listing after the reverse stock split is effected or that the market price per share after the reverse stock split will exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time. The market price of our common stock may vary based on other factors which are unrelated to the number of shares outstanding, including our future business performance. We also cannot assure you that our common stock will not be delisted due to a failure to meet other continued listing requirements even if after the reverse stock split the market price per share of our common stock remains in excess of $1.00.

The Board further believes that an increased stock price may encourage investor interest and improve the marketability of our common stock to a broader range of investors, thus enhancing our liquidity. Because of the trading volatility often associated with low-priced stocks, many brokerage firms and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of these policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that function to make the handling of lower-priced stocks unattractive to brokers from an economic standpoint. Additionally, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current share price of the common stock results in an individual stockholder paying transaction costs that represent a higher percentage of total share value than would be the case if our share price were higher. This factor may also limit the willingness of institutions to purchase our stock. The Board believes that the anticipated higher market price resulting from a reverse stock split would better enable institutional investors and brokerage firms with such policies and practices to invest in our common stock.

The purpose of seeking stockholder approval in the range of exchange ratios from 1:5 to 1:10 (rather than a fixed exchange ratio) is to provide the Board of Directors with the flexibility to achieve the desired results of the reverse stock split. If the stockholders approve this proposal, the Board would effect a reverse stock split only upon its determination that a reverse stock split would be in the best interests of the Company at that time. If the Board were to effect a reverse stock split, the Board would set the timing for such a split and select the specific ratio within the range of 1:5 to 1:10. No further action on the part of stockholders would be required to either implement or abandon the reverse stock split. If the stockholders approve the proposal, and the Board determines to effect the reverse stock split, we would communicate to the public, prior to the effective date, additional details regarding the reverse stock split, including the specific ratio selected by the Board. If the Board does not implement the reverse stock split within twelve months from the Annual Meeting of Stockholders, the authority granted in this proposal to implement the reverse stock split will terminate. The Board reserves its right to elect not to proceed with the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

Determination of Reverse Stock Split Ratio

In determining the range of reverse stock split ratios listed herein, the Board of Directors considered numerous factors, including:

•                       historical and projected performance of our common stock and volume level before and after the reverse stock split;

•                       prevailing market conditions;

•                       general economic and other related conditions prevailing in our industry and in the marketplace generally;

•                        projected impact of the reverse stock split ratio on trading liquidity in our common stock and our ability to continue our common stock’s listing on Nasdaq;

•                        our capitalization (including the number of shares of our common stock issued and outstanding); and

•                        potential devaluation of our market capitalization as a result of a reverse stock split.

The Board of Directors will further consider these issues when it determines the precise reverse stock split ratio.

Effects of Reverse Stock Split

A reverse stock split refers to a reduction in the number of outstanding shares of a class of a corporation’s capital stock, which may be accomplished, as in this case, by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if the reverse stock split is approved by our stockholders and the Board of Directors elects a 1-for-10 reverse stock split, a stockholder holding 10,000 shares of our common stock before the reverse stock split would hold 1,000 shares of our common stock immediately after the reverse stock split. Each stockholder’s proportionate ownership of our outstanding shares of common stock would remain the same, except that stockholders who would otherwise receive fractional shares as a result of the reverse stock split will receive cash payments for such fractional share. All shares of our common stock will remain fully paid and non-assessable.

The primary purpose of the proposed reverse stock split of our common stock is to combine the issued and outstanding shares of our common stock into a smaller number of shares so that the shares of our common stock will trade at a higher price per share than recent trading prices. Although we expect that the reverse stock split will result in an increase in the market price of our common stock, the reverse stock split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding or result in the permanent increase in the market price. The history of similar reverse stock splits for companies in like circumstances is varied. If the reverse stock split is accomplished and the market price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of a reverse stock split.

Our common stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act. If the proposed reverse stock split is implemented, our common stock will continue to be reported on the Nasdaq Global Market under the symbol “WPTE” (although Nasdaq will likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

Effect on Outstanding Stock Options

The reverse stock split will affect outstanding stock options to purchase our common stock. Our equity incentive plan includes provisions for appropriate adjustments to the number of shares of common stock covered by the plan and by stock options and other grants of stock-based awards under the plan, as well as the per share exercise prices. If our stockholders approve the reverse stock split and our Board implements the reverse stock split, an outstanding stock option to purchase one share of our common stock would thereafter evidence the right to purchase a fraction of a share of our common stock consistent with the reverse stock split ratio designated by the Board (rounding any fractional shares up to the nearest whole share), and the exercise price per share would be a corresponding multiple of the previous exercise price (rounded down to the nearest cent). For example, if we effect a 1-for-10 reverse stock split, a pre-split stock option for 210 shares of common stock with an exercise price of $3.00 per share would be converted post-split into a stock option to purchase 21 shares of common stock with an exercise price of $30.00 per share. Further, the number of shares of our common stock reserved for issuance under the plan will be reduced by the same ratio.

Effect on Authorized and Outstanding Shares and Shares Subject to Options

Currently, we are authorized to issue up to a total of 100,000,000 shares of common stock, of which 20,603,333 shares were outstanding as of March 31, 2009. Immediately following the effectiveness of the proposed amendment to our Certificate of Incorporation, the total authorized number of shares of common stock will be reduced consistent with the reverse stock split ratio designated by the Board of Directors.

The following table contains approximate information relating to the common stock under the proposed reverse stock split ratios, without giving effect to any adjustments for fractional shares of our common stock (in thousands):

	Pre-Reverse Split	1-for-5	1-for-10

Authorized	100,000	20,000	10,000

Outstanding (March 31, 2009)	20,603	4,121	2,060

Reserved for future issuance for outstanding stock options (March 31, 2009)	1,526	305	153

Currently we are authorized to issue up to a total of 20,000,000 shares of preferred stock, none of which are issued and outstanding. The proposed amendment to our Certificate of Incorporation will not impact the total authorized number of shares of preferred stock.

No Fractional Shares

No fractional shares of common stock will be issued in connection with the reverse stock split. If, as a result of the reverse stock split, a stockholder of record would otherwise hold a fractional share, the stockholder will receive a cash payment equal to the fraction multiplied by the closing sales price of our common stock as reported on the NASDAQ Global Market as of the effective date of the reverse stock split. No transaction costs will be assessed to stockholders for the cash payment. Stockholders will not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for fractional shares.

After the reverse stock split, then current stockholders will have no further interest in the Company with respect to fractional shares. Such stockholders will only be entitled to receive the cash payment described above. Such cash payments will reduce the number of post-split stockholders; however, this is not the purpose of the reverse stock split.

Stockholders should be aware that under the escheat laws of the relevant jurisdictions, cash payments not timely claimed after the effective date of the reverse stock split may be required to be paid to designated agents for the relevant jurisdictions.

Effect on Par Value

The proposed amendment to our Certificate of Incorporation will not change the $0.001 par value of our common stock per share.

Accounting Matters

Our stated capital, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced on the effective date of the reverse stock split. Correspondingly, our additional paid-in capital, which consists of the difference between our stated capital and the aggregate amount paid to us upon the issuance of all currently outstanding shares of our common stock, will be increased by a number equal to the decrease in stated capital. Further, net earnings (loss) per common share and book value per common share will be increased as a result of the reverse stock split because there will be fewer shares of common stock outstanding.

Implementation of Reverse Stock Split; Certificate of Amendment

If our stockholders approve the reverse stock split, the Board will be authorized but will not be required to proceed with the reverse stock split. If the Board decides to effect the reverse stock split, it will designate the reverse stock split ratio within the designated range of 1:5 to 1:10. The Certificate of Amendment attached as Appendix A to this Proxy Statement will become effective when it is filed with the Secretary of State of the State of Delaware.

Notwithstanding approval of the reverse stock split by the stockholders, our Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split. If the Board fails to implement the amendment prior to the one year anniversary of this Annual Meeting of Stockholders, stockholder approval again would be required prior to implementing any subsequent reverse stock split.

Possible Disadvantages of Reverse Stock Split

Even though the Board believes that the potential advantages of a reverse stock split outweigh any disadvantages that might result, the following are some of the possible disadvantages of a reverse stock split:

•                The reduced number of outstanding shares of our common stock resulting from a reverse stock split could adversely affect the liquidity of our common stock;

•                A reverse stock split could result in a significant devaluation of the Company’s market capitalization and the trading price of our common stock, on an actual or an as-adjusted basis, based on the experience of some other companies that have accomplished reverse stock splits;

•                A reverse stock split will leave certain stockholders with one or more “odd lots,” which are stock holdings in amounts of fewer than 100 shares of our common stock. These odd lots may be more difficult to sell than shares of common stock in even multiples of 100. Additionally, any reduction in brokerage commissions resulting from the reverse stock split, as discussed above, may be offset, in whole or in part, by increased brokerage commissions required to be paid by stockholders selling odd lots created by the reverse stock split;

•                There can be no assurance that the market price per new share of our common stock after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of old shares of our common stock outstanding before the reverse stock split;

•                The total market capitalization of our common stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our common stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split; and

•                The amendment to our Certificate of Incorporation will reduce the number of authorized shares of common stock and thereby reduce the number of shares we may issue in the future to fund operations.

Although the Board believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of our common stock may not necessarily improve.

Effect on Registered and Beneficial Holders of Common Stock

If the reverse stock split is effected, stockholders holding certificated shares will be required to exchange their stock certificates for new book entry shares (“New Book-Entry Shares”) representing the appropriate number of shares of our common stock resulting from the reverse stock split. Stockholders of record on the effective date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by our transfer agent. Stockholders will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering certificates representing the number of shares of our common stock prior to the reverse stock split (“Old Stock Certificate”) in exchange for New Book-Entry shares representing the number of shares of our common stock resulting from the reverse stock split. As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate has been issued New Book-Entry Shares registered in the name of such person.

Until surrendered, each Old Stock Certificate shall be deemed at and after the effective date to represent the number of full shares of our common stock resulting from the reverse stock split. Until they have surrendered their Old Stock Certificate for exchange, stockholders will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any stockholder whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to New Book-Entry Shares only after complying with the requirements that we and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate, except that if any New Book-Entry Shares are to be issued in a name other than that in which the Old Stock Certificate is registered, it will be a condition of such issuance that the person requesting such issuance must pay to us any applicable transfer taxes or establish to our satisfaction that such taxes have been paid or are not payable, the transfer complies with all applicable federal and state securities laws, and the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the reverse stock split.

Upon the reverse stock split, the Company intends to treat shares of common stock held by stockholders in “street name,” that is, through a bank, broker or other nominee, in the same manner as stockholders whose shares of common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding the common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If a stockholder holds shares of common stock with a bank, broker or other nominee and has any questions in this regard, the stockholder is encouraged to contact the stockholder’s bank, broker or other nominee.

Stockholders should not destroy any stock certificate(s) and should not submit any stock certificate(s) until requested to do so.

Federal Income Tax Consequences

The following summary of the federal income tax consequences of a reverse stock split is based on current law, including the Internal Revenue Code of 1986, as amended, and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder, and the discussion below may not address all the tax consequences for a particular stockholder. For example, foreign, state and local tax consequences are not discussed below. Accordingly each stockholder should consult his, her or its tax advisor to determine the particular tax consequences of a reverse stock split, including the application and effect of federal, state, local and/or foreign income tax and other laws.

Generally, a reverse stock split will not result in the recognition of gain or loss for federal income tax purposes (except to the extent of cash received in lieu of a fractional share). The adjusted basis of the new shares of common stock will be the same as the adjusted basis of old shares of common stock exchanged for such new shares of common stock, reduced by the amount of adjusted basis allocated to the fractional share for which cash is received. The holding period of the new, post-split shares of common stock resulting from implementation of the reverse stock split will include the stockholder’s respective holding period for the pre-split shares of common stock exchanged for the new shares of common stock. A stockholder who receives cash in lieu of a fractional share generally will recognize taxable gain or loss equal to the difference, if any, between the amount of cash received and the portion of the adjusted basis in the shares of old common stock allocated to the fractional share. If the shares of old common stock allocated to the fractional share were held as a capital asset, the gain or loss generally will be taxed as capital gain or loss. Such capital gain or loss will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year.

No Dissenters’ Rights

The holders of shares of common stock will have no dissenters’ rights of appraisal under Delaware law, our Certificate of Incorporation or our Bylaws with respect to the Certificate of Amendment effectuating a reverse stock split.

The Board unanimously recommends that you vote “FOR” the amendment to our certificate of incorporation to effect a reverse stock split.

PROPOSAL 3

RATIFY THE APPOINTMENT OF PIERCY, BOWLER, TAYLOR & KERN

Our Board and management are committed to the quality, integrity and transparency of our financial reports. Independent registered public accounting firms play an important part in our system of financial control. In accordance with the duties set forth in our written charter, the Audit Committee of our Board has appointed Piercy, Bowler, Taylor & Kern (“PBTK”), as our independent registered public accounting firm for 2009. Although they are not required to do so, the Audit Committee and the full Board wishes to submit the appointment of PBTK for stockholder ratification at the Annual Meeting. Representatives of PBTK are expected to be present at the Annual Meeting to answer your questions and to make a statement if they desire to do so.

The approval of this proposal will require the affirmative vote of the holders of a majority of the shares of common stock that are present and entitled to vote at the Annual Meeting. A stockholder who abstains with respect to this proposal is considered to be present and entitled to vote on such proposal and is in effect casting a negative vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present and entitled to vote on a voting matter and will have no effect on the outcome of the vote. If stockholders do not ratify the appointment of PBTK, the Audit Committee may reconsider its selection, but is not required to do so. Even if the stockholders ratify the appointment of PBTK at the Annual Meeting, the Audit Committee, in its sole discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year without notice to, or the consent of, the stockholders, if the Audit Committee determines that such a change would be in our best interests and the best interests of our stockholders.

The Board unanimously recommends that you vote “FOR” the appointment of PBTK as our independent registered public accounting firm.

Audit and Non-Audit Fees

The following table presents fees billed and accrued for audit and other services rendered by PBTK during 2008 and 2007.

	2008	2007
Audit Fees (1)	$245,535	$184,633
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	26,541	—
Total	$272,076	$184,633

(1)               Audit Fees include fees associated with our annual audit of financial statements, the assessment of the internal control over financial reporting as integrated with the annual audit of the financial statements and the quarterly reviews of the financial statements included in Form 10-Q.

The Audit Committee of the Board has reviewed fees billed and accrued for audit and other services rendered by PBTK during 2008 and 2007 and, after consideration, have determined that the receipt of these fees by PBTK is compatible with the provision of independent audit services. The Audit Committee discussed these services and fees with PBTK and our management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-approval of Audit and Non-Audit Services

As permitted under applicable law, our Audit Committee may pre-approve from time to time certain types of services, including tax services, to be provided by our independent auditors. As provided in the charter of the Audit Committee, and in order to maintain control and oversight over the services provided by our independent auditors, it is the policy of the Audit Committee to pre-approve all audit and non-audit services to be provided by the independent auditors (other than with respect to de minimus exceptions permitted by the Sarbanes-Oxley Act of 2002), and not to engage the independent auditors to provide any non-audit services prohibited by law or regulation. For administrative convenience, the Audit Committee may delegate pre-approval authority to Audit Committee members who are also independent members of the Board, but any decision by such a member on pre-approval must be reported to the full Audit Committee at its next regularly scheduled meeting.

OTHER MATTERS

Proposals of Stockholders

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed in connection with next year’s Annual Meeting Proxy Statement must submit their proposals so that they are received at our headquarters’ address no later than the close of business on February 2, 2010. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

To be in proper form, a stockholder’s notice must include the specified information concerning the proposal or nominee as described in our Bylaws. A stockholder who wishes to submit a proposal or nomination is encouraged to seek independent counsel about our Bylaw and SEC requirements. We will not consider any proposal or nomination that does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notices of intention to present proposals at the 2010 Annual Meeting should be addressed to General Counsel and Secretary, WPT Enterprises, Inc., 5700 Wilshire Blvd., Suite 350, Los Angeles, CA 90036. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy, Proxy Statement and other material that may be sent to the stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but, in addition, our officers and regular employees may solicit proxies personally, by telephone, by email or by special letter.

Other Matters

Broadridge Investor Communication Solutions, Inc. will tabulate the votes cast by proxy before our Annual Meeting and our Chief Financial Officer will be the inspector of election that tabulates the votes cast in person at the Annual Meeting.

The Board does not intend to present at the meeting any other matter not referred to above and does not presently know of any matters that may be presented to the meeting by others. However, if other matters come before the meeting, it is the intent of the persons named in the enclosed proxy to vote the proxy in accordance with their best judgment.

Dated: Los Angeles, California, March 31, 2009.

APPENDIX A

CERTIFICATE OF AMENDMENT

TO THE

RESTATED CERTIFICATE OF INCORPORATION

OF

WPT ENTERPRISES, INC.

Pursuant to Sections 228 and 242 of

the General Corporation Law of the

State of Delaware

WPT ENTERPRISES, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the ‘‘Corporation’’), does hereby certify as follows:

FIRST: Upon the filing and effectiveness (the ‘‘Effective Time’’) pursuant to the General Corporation Law of the State of Delaware (the ‘‘DGCL’’) of this Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation, each [[5] to [10]] shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the ‘‘Reverse Stock Split’’). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from the Corporation’s transfer agent in lieu of such fractional share interests, upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and, where shares are held in certificated form, the surrender of the stockholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (‘‘Old Certificates’’), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

SECOND: This Certificate of Amendment shall become effective as of [ ], 2009 at [ ] [a.m./p.m.].

THIRD: The total number of shares of stock which the corporation shall have authority to issue shall be [[twenty-two million] to [twelve million]] ([[22,000,000] to [12,000,000]]) shares of which [[twenty million] to [ten million]] ([[20,000,000] to [10,000,000]]) shares shall be Common Stock of the par value of $0.001 per share, and twenty million (20,000,000) shares shall be Preferred Stock of the par value of $0.001 per share

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on May 20, 2009, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the [ ] day of [ ], 2009.

WPT ENTERPRISES, INC.

By:
Name:
Title:

A-1

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information

WPT ENTERPRISES, INC.	Meeting Type:	Annual

	For holders as of:	3/20/09

	Date: 5/20/2009	Time: 10:00 a.m. PDT

	Location:	Renaissance Hollywood Hotel 1755 North Highland Avenue Hollywood, California 90028

You are receiving this communication because you hold shares in the company named above.

WPT ENTERPRISES, INC. 5700 WILSHIRE BOULEVARD SUITE 350 LOS ANGELES, CALIFORNIA 90036

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

M11925

–– Before You Vote ––

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT		ANNUAL REPORT

How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

	1) BY INTERNET:	www.proxyvote.com
	2) BYTELEPHONE:	1-800-579- 1639
	3) BY E-MAIL*:	sendmaterial@proxyvote.com

*	If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. To facilitate timely delivery, please make the request as instructed above on or before 5/6/09.

–– How To Vote ––

Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

M11925

Voting Items

The Board of Directors of the Company recommends a vote “FOR” all nominees and “FOR” Proposals 2, 3 and 4.

1.	Election of Directors

Nominees:
	01) Lyle Berman	05) Joseph Carson, Jr.
	02) Steven Lipscomb	06) Ray Moberg
	03) Michael Beindorff	07) Mimi Rogers
04) Bradley Berman

2.	Approval of the amendment of our certificate of incorporation to effect a reverse stock split.

3.	Ratify the appointment of Piercy, Bowler, Taylor & Kern as our independent registered public accounting firm for 2009.

4.	Approval of such other business as may properly come before the meeting or any adjournments thereof.

M11926

WPT ENTERPRISES, INC. 5700 WILSHIRE BOULEVARD SUITE 350 LOS ANGELES, CA 90036	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M11912	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

WPT ENTERPRISES, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors of the Company recommends a vote “FOR” all nominees and “FOR” Proposals 2, 3 and 4.

	☐	☐	☐

Vote On Directors
1. Election of Directors

Nominees:
01) Lyle Berman	05) Joseph Carson, Jr.
02) Steven Lipscomb	06) Ray Moberg
03) Michael Beindorff	07) Mimi Rogers
04) Bradley Berman

Vote On Proposals						For	Against	Abstain

2. Approval of the amendment of our certificate of incorporation to effect a reverse stock split.						☐	☐	☐

3. Ratify the appointment of Piercy, Bowler, Taylor & Kern as our independent registered public accounting firm for 2009.						☐	☐	☐

4. Approval of such other business as may properly come before the meeting or any adjournments thereof.						☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M11913

WPT ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 20, 2009 10:00 a.m.

Renaissance Hollywood Hotel

1755 North Highland Avenue

Hollywood, California 90028

This proxy is solicited on behalf of the Board of Directors.

The undersigned, a stockholder of WPT Enterprises, Inc., hereby appoints Steven Lipscomb and Adam Pliska, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders of WPT Enterprises, Inc. to be held at the Renaissance Hollywood Hotel, 1755 North Highland Avenue, Hollywood, California 90028 on May 20, 2009 at 10:00 a.m., and at any and all adjournments thereof, as specified on the reverse side on the matters referred to and in their discretion upon any other matters brought before the meeting, with all the powers which the undersigned would possess if personally present.

When properly executed, this proxy will be voted on the proposals set forth herein as directed by the stockholder, but if no direction is made in the space provided, this proxy will be voted FOR the election of all nominees for director, FOR the amendment of the certificate of incorporation to effect a reverse stock split, and FOR the ratification of the appointment of Piercy, Bowler, Taylor & Kern as our independent registered public accounting firm for 2009.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

YOUR VOTE IS IMPORTANT.